Exhibit 5.1

August 16, 2013

Visualant, Inc.
500 Union Street, Suite 420
Seattle, WA 98101

RE:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Visualant, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 16, 2013 (the “Registration Statement”) covering: (a) 34,300,000 shares of common stock issuable upon the exercise of a portion of the five year Series A Warrants (the “Series A Warrants”) issued to Special Situations Technology Funds, L.P. and forty other accredited investors (collectively, the “Investors”) at $0.15 per share pursuant to a private placement undertaken by the Company, which offering closed on June 14, 2013; (b) 52,300,000 shares of common stock issuable upon the exercise of five year Series B Warrants (the “Series B Warrants”) issued to the Investors at $0.20 per share issued as part of the aforesaid private placement; and (c) 5,230,000 shares of common stock issuable upon the exercise of five year placement agent warrants (the “Placement Agent Warrants”) issued to GVC Capital LLC or affiliated parties (collectively, “GVC”) at $0.10 per share as part of the aforesaid private placement.  All 91,830,000 of the aforesaid shares of common stock (collectively, the “Shares”) are being registered in connection with the proposed sale of the Shares by the Investors and GVC (the “Selling Stockholders”) listed in the Registration Statement.

In connection with this opinion, we have assumed that the Shares that are issuable upon exercise of the Series A Warrants, the Series B Warrants and the Placement Agent Warrants will be issued in the manner described in the Registration Statement and the prospectus relating thereto.

In connection with this opinion we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Company’s Amended and Restated Articles of Incorporation dated March 21, 2013 as filed with the Nevada Secretary of State on April 30, 2013, the amendment to the Company’s Articles of Incorporation as filed with the Nevada Secretary of State on August 12, 2013, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon the foregoing, we are of the opinion that:

(a)           The 34,300,000 Shares, when issued upon exercise of the Company’s Series A Warrants granted to the Investors, will be legally issued, fully paid, and nonassessable;

(b)           The 52,300,000 Shares, when issued upon exercise of the Company’s Series B Warrants granted to the Investors, will be legally issued, fully paid, and nonassessable; and

(c)           The 5,230,000 Shares, when issued upon exercise of the Company’s Placement Agent Warrants granted to GVC, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Fifth Avenue Law Group, PLLC

Fifth Avenue Law Group, Pllc